Exhibit 99.1

OMNIQ’s AI Based Q Shield™ System Solved First Missing Person Case.

●	Elderly man afflicted with cognitive memory impairment, was found 150 miles from home in Savanah, Georgia

●	Using the information provided by omniQ’S system the Savanna Police Department spotted the vehicle and took quick action

●	The family and community grateful to have their dear returned

●	omniQ’s Q Shield is a comprehensive AI based system for law enforcement, citation and public safety.

●	Q Shield is designed for quick installation and is suitable to be deployed in small as well as big cities and regions world wide.

●	Revenue Sharing business model makes it affordable for cities and states authorities.

●	The system integrates proprietary patented AI based Q Shield™ vehicle recognition systems (VRS) with Company’s cloud based citation management platform

SALT LAKE CITY, (GLOBE NEWSWIRE) — OMNIQ Corp. (NASDAQ: OMQS) (“OMNIQ” or “the Company”), a provider of Supply Chain and Artificial Intelligence proprietary patented (AI)-based solutions, today announced that its Q Shield system assisted law enforcement in Adrian, Georgia to allocate and return home an elderly man suffering from cognitive memory impairment.

Law enforcement authorities were alerted, they tracked his vehicle. The images captured by the omniQ’s system were shared with all surrounding agencies as well as across social media platforms. The missing person was found 150 miles away in Savannah, Georgia within 3 hours and returned home safely.

Q Shield, OMNIQ’s AI-based machine vision VRS solution uses patented Neural Network algorithms that imitate human brains for pattern recognition and decision-making. More than 17,000 OMNIQ AI based machine vision sensors are installed worldwide, including approximately 7,000 in the U.S. Based on superior accuracy and patented features like identification of make and color combined with superior accuracy based on the sophisticated algorithm and machine learning that largely depends on accumulated data provided by thousands of sensors already deployed.

Chief Strickland of the Adrian PD said “From the time I was alerted to the time we found him 150 miles away it was approximately 3 hours. Without the technology we absolutely wouldn’t have found him as quickly as we did, or maybe even found him at all. Saving this one life has made the system worth every bit of the investment. The relief on the families face when we delivered him safely home was priceless. ”

Chief Strickland also went on to say “ The system has also reduced gas drive off’s by 99%, we went from theft reports weekly to now 2 full months of not a single theft reported at that convenience location. Installing this system was the best decision our agency has ever made. The residual effects we are noticing daily are incredible. We couldn’t do this without Bill Fishers support, every time we need him he is there! The customer service is absolutely second to none. ”

Shai Lustgarten, CEO stated: “We thank Chief Strickland for his important statement and assure to him that we shall continue to provide the best possible support for the safety of the people of Adrian. Knowing that our AI based system was instrumental in solving this unfortunate situation is the best compliment for us and gives us the energy to go on and market our life saving system to many more cities and states in the US and world wide. These days we are busy responding to many inquiries and we hope to report soon about new agreements with many more cities and entities interested in our solution”.

About OMNIQ Corp:

OMNIQ Corp. provides computerized and machine vision image processing solutions that use patented and proprietary AI technology to deliver data collection, real-time surveillance and monitoring for supply chain management, homeland security, public safety, traffic & parking management, and access control applications. The technology and services provided by the Company help clients move people, assets, and data safely and securely through airports, warehouses, schools, national borders, and many other applications and environments.

OMNIQ’s customers include government agencies and leading Fortune 500 companies from several sectors, including manufacturing, retail, distribution, food and beverage, transportation and logistics, healthcare, and oil, gas, and chemicals. Since 2014, annual revenues have grown to more than $50 million from clients in the USA and abroad.

The Company currently addresses several billion-dollar markets, including the Global Safe City market, forecast to grow to $29 billion by 2022, and the Ticketless Safe Parking market, forecast to grow to $5.2 billion by 2023. For more information please visit www.omniq.com.

Contact:

Corporate Contact

Koko Kimball

(385) 758-9241

IR@omniq.com